Exhibit 99.1

Leafly Names Peter Lee President and Chief Operating Officer

SEATTLE--(BUSINESS WIRE) -- May 07, 2024 -- Leafly Holdings, Inc. (“Leafly” or “the Company”) (NASDAQ: LFLY), a leading online cannabis discovery marketplace and resource for cannabis consumers, today announced that Peter Lee will join Leafly as President and Chief Operating Officer, leading new monetization efforts, operations, and corporate development, and deepening partnerships with Leafly’s customers. He will remain a member of Leafly’s Board of Directors.

“We are excited to welcome Peter to our team. His corporate development and capital allocation expertise is welcome at a time of transition for the industry, and his deep connections within the cannabis sector, including his long-standing relationship with Leafly, will be invaluable,” said Yoko Miyashita, CEO of Leafly. “His addition strengthens our executive team, and we are confident the depth of his knowledge and experience will help fuel Leafly’s next phase.”

“I am thrilled to join the talented team at Leafly,” Lee said. “Having met the Leafly team more than 5 years ago, I’ve seen firsthand their dedication to building Leafly into a long-term, enduring business. I’m eager to use my experience and expertise to drive successful execution and make meaningful strides for Leafly.”

Peter brings more than 25 years of strategic leadership and more than 5 years of cannabis industry experience as well as deep knowledge of both public markets and public equities. Peter served as President, Chief Financial Officer and member of the board of directors of Merida Merger Corporation until it merged with and into Leafly as part of Leafly’s go-public transaction in 2022. Peter has been a member of Leafly’s Board of Directors ever since. From 2011 to 2018, he co-founded and was a Managing Partner at Sentinel Rock Capital, LLC, a long/short equity-oriented hedge fund. He has held various roles at other long/short equity-oriented hedge funds at Spring Point Capital, Blackstone Kailix, and Tiger Management.

Peter started his career as an analyst at Morgan Stanley Capital Partners, the private equity investment fund of Morgan Stanley. He received a B.S. in Business Administration from the University of California, Berkeley Haas School of Business and an MBA from Stanford Graduate School of Business.

Contacts

Media

pr@leafly.com

Investors

ir@leafly.com

Source: Leafly Holdings, Inc.